EXHIBIT 10.56
SUMMARY SHEET FOR 2007 NON-EMPLOYEE DIRECTOR COMPENSATION
     The following table sets forth the compensation for USEC’s non-employee directors for the term commencing at the 2007 annual meeting of shareholders to be held on April 26, 2007:

Annual Retainer	$65,000 paid at the beginning of the service year. Until a director has satisfied USEC’s director stock ownership guidelines (numerical stock ownership target equal to five times the annual retainer), at least 50% of the retainer is paid in the form of restricted stock units, although a director may elect to receive a greater proportion of the retainer in restricted stock units. Once a director has satisfied USEC’s director stock ownership guidelines, director is entitled to receive the entire annual retainer in cash, although a director may elect to receive the retainer in restricted stock units in lieu of cash.

Committee Chairman Fees	$12,000 annual fee for Audit, Finance and Corporate Responsibility Committee chairman. $7,500 annual fee for all other committees’ chairman. Committee chairman fee paid in cash or restricted stock units, at the director’s election, at the time the annual retainer is paid.

Board Meeting Fees	$2,000 for each Board of Directors meeting attended. Meeting fees are paid in cash in the week following the meeting or, at the director’s election, in restricted stock units in the month following each meeting.

Committee Meeting Fees	$1,500 for each committee meeting attended. Meeting fees are paid in cash in the week following the meeting or, at the director’s election, in restricted stock units in the month following each meeting.

Annual Restricted Stock Unit Grant	Annual grant of restricted stock units valued at $50,000 granted at the time the annual retainer is paid. Restricted stock units vest on the first to occur of: (1) one year from the date of grant, (2) termination of the director’s service by reason of Retirement, death or disability, or (3) a change in control.

Incentive Restricted Stock Unit Awards	If a director chooses to receive restricted stock units as payment for the part of the annual retainer, chairman and meeting fees that they are otherwise entitled to receive in cash, he or she will receive an incentive payment of restricted stock units equal to 20% of the portion of the annual retainer, chairman and meeting fees that the director elects to take in restricted stock units in lieu of cash. These incentive restricted stock units will vest on the first to occur of: (1) three years from the date of grant, (2) termination of the director’s service by reason of Retirement, death or disability, or (3) a change in control. Incentive restricted stock units are granted at the time the annual retainer is paid.
     All restricted stock units are granted pursuant to the USEC Inc. 1999 Equity Incentive Plan, as amended, and are subject to the terms of such plan and the applicable restricted stock unit award agreements approved for issuance of restricted stock units to non-employee directors under the plan. Restricted stock units carry the right to receive dividend equivalent restricted stock units to the extent dividends are paid by the Company.